(d)(11)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

	VOYA MUTUAL FUNDS
OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)
Voya VACS Series EME Fund			0.15%
Initial Term Expires March 1, 2025

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)
			Share Classes
	A	C	I	R	R6	W

Voya Global Bond Fund	0.90%	1.65%	0.65%	1.15%	0.65%	0.65%
Initial Term Expires March 1, 2008
Initial Term for Class W Shares Expires
March 1, 2011
Initial Term for Class R Shares Expires
March 1, 2012
Term for Class I Shares Expires
March 1, 2014
Initial Term for Class R6 Shares Expires
March 1, 2015

Voya Global Diversified Payment Fund2	1.16%	1.91%	0.85%	1.41%	0.85%	0.91%
Term Expires March 1, 2026

Voya Global Perspectives® Fund3	1.23%	1.98%	0.98%	1.48%	N/A	0.98%
Term Expires March 1, 2026

Voya Multi-Manager Emerging Markets	1.60%	2.35%	1.35%	1.85%	N/A	1.35%
Equity Fund
Term Expires March 1, 2025

1

2

3

This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

These operating expense limits take into account operating expenses incurred at the Underlying Fund level.

The maximum operating expense limit includes the acquired fund fees and expenses.

Name of Fund1	Maximum Operating Expense Limit
(as a percentage of average net assets)
			Share Classes
	A	C	I	R	R6	W

Voya Multi-Manager International Equity	N/A	N/A	0.88%	N/A	N/A	N/A
Fund
Term Expires March 1, 2018

Voya Multi-Manager International Small	1.95%	2.60%	1.40%	N/A	1.40%	1.60%
Cap Fund
Term Expires March 1, 2017

Effective Date: March 1, 2025, to reflect the extension of the terms for Voya Global Perspectives® Fund and Voya Global Diversified Payment Fund (together, the “Disappearing Funds”) in connection with the proposed mergers of the Disappearing Funds with and into Voya Global Income & Growth Fund, a series of Voya Equity Trust.